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                                                                    EXHIBIT 10.4

                  [UNITED FINANCIAL MORTGAGE CORP. LETTERHEAD]

June 1, 2003

Mr. John Clark
480 Country Club Lane
Glen Ellyn, IL 60137-4700

RE: BANK ACQUISITION

Via Email

Dear John:

This is in response to your suggestion of compensation to SRJC, Inc. and yourself personally as you pursue on behalf of United Financial Mortgage Corp. ("UFM"), finding, helping acquire and overseeing a federally chartered Saving Bank. This agreement should be approved by the board of directors and I am prepared to present it to them. In principal, the form of compensation will be $5,000 per month paid to SRJC, Inc. as a consulting fee during each month that SRJC provides services. In return, you as its President will be responsible and take the lead in the effort to find a suitable target institution to approach, oversee the regulatory application and negotiate the acquisition price. Notwithstanding the foregoing, SRJC shall not be entitled to receive more than $55,000 in consulting fees during any twelve months period. In addition, if SRJC is successful in identifying a suitable acquisition target, we anticipate agreeing to provide SRJC the following additional compensation (1) Upon the consummation of the acquisition, you will personally or your assigned, will be awarded 1% of the deal value in the form of "in the money stock options" in UFM or the surviving entity common stock, fully vested and unrestricted and (2) you will also be offered at least the position of Chairman of the Board of the bank and the position necessary to oversee the operation of the bank at a "comparable at market compensation package".

I will talk to you soon.

Sincerely
UNITED FINANCIAL MORTGAGE CORP.

Steve Khoshabe
President & CEO

CC: File